SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO___________)*


                               BIOTRANSPLANT INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   09066Y 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                             W. Stephen Holmes, III
                               3000 Sand Hill Road
                              Building 3, Suite 255
                              Menlo Park, CA 94025
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)


                                  May 16, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).

                                       1.

=========== ========================================================================================================================
    1       NAME OF REPORTING PERSONS

            InterWest Partners V, LP

            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


----------- ------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                     (a)      [ ]
                     (b)      [X]
----------- ------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS

            OO
----------- ------------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  |_|
----------- ------------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            California
----------- ------------------------------------------------------------------------------------------------------------------------
           NUMBER OF                  7      SOLE VOTING POWER                   619,091
             SHARES
          BENEFICIALLY
            OWNED BY
           REPORTING
             PERSON
              WITH
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      8      SHARED VOTING POWER                 0
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      9      SOLE DISPOSITIVE POWER              619,091
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                     10      SHARED DISPOSITIVE POWER            0
----------- ------------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            619,091
----------- ------------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]
----------- ------------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.5%
----------- ------------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON

            PN
=========== ========================================================================================================================

Neither the filing of this statement on Schedule 13D nor any of its contents shall be deemed to constitute an admission by InterWest Partners VI, LP that it is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed.

                                       2.

=========== ========================================================================================================================
    1       NAME OF REPORTING PERSONS

            InterWest Partners VI, LP

            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


----------- ------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                     (a)      [ ]
                     (b)      [X]
----------- ------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS

            OO
----------- ------------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  [ ]
----------- ------------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            California
--------------------------------- ---------- ---------------------------------------------------------------------------------------
           NUMBER OF                  7      SOLE VOTING POWER                   577,679
             SHARES
          BENEFICIALLY
            OWNED BY
           REPORTING
             PERSON
              WITH
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      8      SHARED VOTING POWER                 0
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      9      SOLE DISPOSITIVE POWER              577,679
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                     10      SHARED DISPOSITIVE POWER            0
----------- ------------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            577,679
----------- ------------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:     [ ]
----------- ------------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.3%
----------- ------------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON

            PN
=========== ========================================================================================================================

Neither the filing of this statement on Schedule 13D nor any of its contents shall be deemed to constitute an admission by InterWest Partners VI, LP that it is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed.

                                       3.

=========== ========================================================================================================================
    1       NAME OF REPORTING PERSONS

            InterWest Investors V

            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


----------- ------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                     (a)      [ ]
                     (b)      [X]
----------- ------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS

            OO
----------- ------------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  [ ]
----------- ------------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            California
--------------------------------- ---------- ---------------------------------------------------------------------------------------
           NUMBER OF                  7      SOLE VOTING POWER                   3,891
             SHARES
          BENEFICIALLY
            OWNED BY
           REPORTING
             PERSON
              WITH
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      8      SHARED VOTING POWER                 0
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      9      SOLE DISPOSITIVE POWER              3,891
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                     10      SHARED DISPOSITIVE POWER            0
--------------------------------- ---------- ---------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,891
----------- ------------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:   [ ]
----------- ------------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            Less than 1%
----------- ------------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON

            PN
=========== ========================================================================================================================

Neither the filing of this statement on Schedule 13D nor any of its contents shall be deemed to constitute an admission by InterWest Investors V that it is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed.

                                       4.

=========== ========================================================================================================================
    1       NAME OF REPORTING PERSONS

            InterWest Investors VI, LP

            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


----------- ------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                     (a)      [ ]
                     (b)      [X]
----------- ------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS

            OO
----------- ------------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  [ ]
----------- ------------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            California
--------------------------------- ---------- ---------------------------------------------------------------------------------------
           NUMBER OF                  7      SOLE VOTING POWER                   18,111
             SHARES
          BENEFICIALLY
            OWNED BY
           REPORTING
             PERSON
              WITH
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      8      SHARED VOTING POWER                 0
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      9      SOLE DISPOSITIVE POWER              18,111
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                     10      SHARED DISPOSITIVE POWER            0
----------- ------------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            18,111
----------- ------------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:   [ ]
----------- ------------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            Less than 1%
----------- ------------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON

            PN
=========== ========================================================================================================================

Neither the filing of this statement on Schedule 13D nor any of its contents shall be deemed to constitute an admission by InterWest Investors VI, LP that it is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed.


                                       5.

=========== ========================================================================================================================
    1       NAME OF REPORTING PERSONS

            InterWest   Management  Partners  V,  LP  (the  general  partner  of InterWest Partners V, LP)

            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


----------- ------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                     (a)      [ ]
                     (b)      [X]
----------- ------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS

            OO
----------- ------------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  [ ]
----------- ------------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            California
--------------------------------- ---------- ---------------------------------------------------------------------------------------
           NUMBER OF                  7      SOLE VOTING POWER                   619,091
             SHARES
          BENEFICIALLY
            OWNED BY
           REPORTING
             PERSON
              WITH
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      8      SHARED VOTING POWER                 0
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      9      SOLE DISPOSITIVE POWER              619,091
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                     10      SHARED DISPOSITIVE POWER            0
----------- ------------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            619,091
----------- ------------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:    [ ]
----------- ------------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.5%
----------- ------------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON

            PN
=========== ========================================================================================================================

Neither the filing of this statement on Schedule 13D nor any of its contents shall be deemed to constitute an admission by InterWest Management Partners V, LP (the general partner of InterWest Partners V, LP) that it is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed.

                                       6.

=========== ========================================================================================================================
    1       NAME OF REPORTING PERSONS

            InterWest Management Partners VI, LLC (the general partner of InterWest Partners VI, LP and InterWest Investors VI, LP)

            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


----------- ------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                     (a)      [ ]
                     (b)      [X]
----------- ------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS

            OO
----------- ------------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  [ ]
----------- ------------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            California
--------------------------------- ---------- ---------------------------------------------------------------------------------------
           NUMBER OF                  7      SOLE VOTING POWER                   595,790
             SHARES
          BENEFICIALLY
            OWNED BY
           REPORTING
             PERSON
              WITH
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      8      SHARED VOTING POWER                 0
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      9      SOLE DISPOSITIVE POWER              595,790
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                     10      SHARED DISPOSITIVE POWER            0
----------- ------------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            595,790
----------- ------------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:   [ ]
----------- ------------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.4%
----------- ------------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON

            PN
=========== ========================================================================================================================

Neither the filing of this statement on Schedule 13D nor any of its contents shall be deemed to constitute an admission by InterWest Management Partners VI, LLC (the general partner of InterWest Partners VI, LP and InterWest Investors VI, LP) that it is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed.

                                       7.

=========== ========================================================================================================================
    1       NAME OF REPORTING PERSONS

            Harvey B. Cash (a Special Limited Partner of InterWest  Management  Partners V, LP and a Managing  Director of InterWest
            Management Partners VI, LLC)

            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


----------- ------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                     (a)      [ ]
                     (b)      [X]
----------- ------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS

            OO
----------- ------------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  [ ]
----------- ------------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------- ---------- ---------------------------------------------------------------------------------------
           NUMBER OF                  7      SOLE VOTING POWER                   0
             SHARES
          BENEFICIALLY
            OWNED BY
           REPORTING
             PERSON
              WITH
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      8      SHARED VOTING POWER                 595,790
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      9      SOLE DISPOSITIVE POWER              0
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                     10      SHARED DISPOSITIVE POWER            595,790
--------------------------------- ---------- ---------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            595,790
----------- ------------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:    [ ]
----------- ------------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.4%
----------- ------------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON

            IN
=========== ========================================================================================================================

Neither the filing of this statement on Schedule 13D nor any of its contents shall be deemed to constitute an admission by Harvey B. Cash (a Special Limited Partner of InterWest Management Partners V, LP and a Managing Director of InterWest Management Partners VI, LLC) that it is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed.

                                       8.

=========== ========================================================================================================================
    1       NAME OF REPORTING PERSONS

            Alan W. Crites (a General Partner of InterWest Management Partners V, LP, a General Partner of InterWest Investors V and
            a Managing Director of InterWest Management Partners VI, LLC)

            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


----------- ------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                     (a)      [ ]
                     (b)      [X]
----------- ------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS

            OO
----------- ------------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  [ ]
----------- ------------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------- ---------- ---------------------------------------------------------------------------------------
           NUMBER OF                  7      SOLE VOTING POWER                   0
             SHARES
          BENEFICIALLY
            OWNED BY
           REPORTING
             PERSON
              WITH
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      8      SHARED VOTING POWER                 1,218,772
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      9      SOLE DISPOSITIVE POWER              0
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                     10      SHARED DISPOSITIVE POWER            1,218,772
----------- ------------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,218,772
----------- ------------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:   [ ]
----------- ------------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            6.9%
----------- ------------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON

            IN
=========== ========================================================================================================================

Neither the filing of this statement on Schedule 13D nor any of its contents shall be deemed to constitute an admission by Alan W. Crites (a General Partner of InterWest Management Partners V, LP, a General Partner of InterWest Investors V and a Managing Director of InterWest Management Partners VI, LLC) that it is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed.

                                       9.

=========== ========================================================================================================================
    1       NAME OF REPORTING PERSONS

            Philip T.  Gianos (a General  Partner of  InterWest  Management  Partners  V, LP and a Managing  Director  of  InterWest
            Management Partners VI, LLC)

            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


----------- ------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                     (a)      [ ]
                     (b)      [X]
----------- ------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS

            OO
----------- ------------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  [ ]
----------- ------------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------- ---------- ---------------------------------------------------------------------------------------
           NUMBER OF                  7      SOLE VOTING POWER                   0
             SHARES
          BENEFICIALLY
            OWNED BY
           REPORTING
             PERSON
              WITH
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      8      SHARED VOTING POWER                 1,214,881
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      9      SOLE DISPOSITIVE POWER              0
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                     10      SHARED DISPOSITIVE POWER            1,214,881
--------------------------------- ---------- ---------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,214,881
----------- ------------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:   [ ]
----------- ------------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            6.9%
----------- ------------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON

            IN
=========== ========================================================================================================================

Neither the filing of this statement on Schedule 13D nor any of its contents shall be deemed to constitute an admission by Philip T. Gianos (a General Partner of InterWest Management Partners V, LP and a Managing Director of InterWest Management Partners VI, LLC) that it is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed.

                                       10.

=========== ========================================================================================================================
    1       NAME OF REPORTING PERSONS

            W. Scott Hedrick (a General Partner of InterWest Management Partners V, LP, a General Partner of InterWest Investors V
            and a Managing Director of InterWest Management Partners VI, LLC)

            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


----------- ------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                     (a)      [ ]
                     (b)      [X]
----------- ------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS

            OO
----------- ------------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  [ ]
----------- ------------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------- ---------- ---------------------------------------------------------------------------------------
           NUMBER OF                  7      SOLE VOTING POWER                   0
             SHARES
          BENEFICIALLY
            OWNED BY
           REPORTING
             PERSON
              WITH
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      8      SHARED VOTING POWER                 1,218,772
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      9      SOLE DISPOSITIVE POWER              0
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                     10      SHARED DISPOSITIVE POWER            1,218,772
----------- ------------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,218,772
----------- ------------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:   [ ]
----------- ------------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            6.9%
----------- ------------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON

            IN
=========== ========================================================================================================================

Neither the filing of this statement on Schedule 13D nor any of its contents shall be deemed to constitute an admission by W. Scott Hedrick (a General Partner of InterWest Management Partners V, LP, a General Partner of InterWest Investors V and a Managing Director of InterWest Management Partners VI, LLC) that it is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed.

                                      11.

=========== ========================================================================================================================
    1       NAME OF REPORTING PERSONS

            W. Stephen Holmes (a General Partner of InterWest Management Partners V, LP, a General Partner of InterWest Investors V
            and a Managing Director of InterWest Management Partners VI, LLC)

            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


----------- ------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                     (a)      [ ]
                     (b)      [X]
----------- ------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS

            OO
----------- ------------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  [ ]
----------- ------------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------- ---------- ---------------------------------------------------------------------------------------
           NUMBER OF                  7      SOLE VOTING POWER                   0
             SHARES
          BENEFICIALLY
            OWNED BY
           REPORTING
             PERSON
              WITH
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      8      SHARED VOTING POWER                 1,218,772
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      9      SOLE DISPOSITIVE POWER              0
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                     10      SHARED DISPOSITIVE POWER            1,218,772
--------------------------------- ---------- ---------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,218,772
----------- ------------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:    [ ]
----------- ------------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            6.9%
----------- ------------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON

            IN
=========== ========================================================================================================================

Neither the filing of this statement on Schedule 13D nor any of its contents shall be deemed to constitute an admission by W. Stephen Holmes (a General Partner of InterWest Management Partners V, LP, a General Partner of InterWest Investors V and a Managing Director of InterWest Management Partners VI, LLC) that it is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed.

                                      12.

=========== ========================================================================================================================
    1       NAME OF REPORTING PERSONS

            Gilbert H. Kliman (a Venture Member of InterWest Management Partners VI, LLC)

            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


----------- ------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                     (a)      [ ]
                     (b)      [X]
----------- ------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS

            OO
----------- ------------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  [ ]
----------- ------------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------- ---------- ---------------------------------------------------------------------------------------
           NUMBER OF                  7      SOLE VOTING POWER                   0
             SHARES
          BENEFICIALLY
            OWNED BY
           REPORTING
             PERSON
              WITH
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      8      SHARED VOTING POWER                 595,790
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      9      SOLE DISPOSITIVE POWER              0
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                     10      SHARED DISPOSITIVE POWER            595,790
----------- ------------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            595,790
----------- ------------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:    [ ]
----------- ------------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.4%
----------- ------------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON

            IN
=========== ========================================================================================================================

Neither the filing of this statement on Schedule 13D nor any of its contents shall be deemed to constitute an admission by Gilbert H. Kliman (a Venture Member of InterWest Management Partners VI, LLC) that it is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed.

                                      13.

=========== ========================================================================================================================
    1       NAME OF REPORTING PERSONS

            Robert R. Momsen (a General Partner of InterWest  Management  Partners V, LP, a General Partner of InterWest Investors V
            and a Managing Director of InterWest Management Partners VI, LLC)

            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


----------- ------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                     (a)      [ ]
                     (b)      [X]
----------- ------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS

            OO
----------- ------------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  [ ]
----------- ------------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------- ---------- ---------------------------------------------------------------------------------------
           NUMBER OF                  7      SOLE VOTING POWER                   0
             SHARES
          BENEFICIALLY
            OWNED BY
           REPORTING
             PERSON
              WITH
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      8      SHARED VOTING POWER                 1,218,772
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      9      SOLE DISPOSITIVE POWER              0
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                     10      SHARED DISPOSITIVE POWER            1,218,772
----------- ------------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,218,772
----------- ------------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:    [ ]
----------- ------------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            6.9%
----------- ------------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON

            IN
=========== ========================================================================================================================

Neither the filing of this statement on Schedule 13D nor any of its contents shall be deemed to constitute an admission by Robert R. Momsen (a General Partner of InterWest Management Partners V, LP, a General Partner of InterWest Investors V and a Managing Director of InterWest Management Partners VI, LLC) that it is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed.

                                       14.

=========== ========================================================================================================================
    1       NAME OF REPORTING PERSONS

            Arnold L.  Oronsky (a General  Partner of  InterWest  Management  Partners V, LP and a Managing  Director  of  InterWest
            Management Partners VI, LLC)

            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


----------- ------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                     (a)      [ ]
                     (b)      [X]
----------- ------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS

            OO
----------- ------------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  [ ]
----------- ------------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------- ---------- ---------------------------------------------------------------------------------------
           NUMBER OF                  7      SOLE VOTING POWER                   0
             SHARES
          BENEFICIALLY
            OWNED BY
           REPORTING
             PERSON
              WITH
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      8      SHARED VOTING POWER                 1,214,881
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      9      SOLE DISPOSITIVE POWER              0
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                     10      SHARED DISPOSITIVE POWER            1,214,881
--------------------------------- ---------- ---------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,214,881
----------- ------------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:    [ ]
----------- ------------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            6.9%
----------- ------------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON

            IN
=========== ========================================================================================================================

Neither the filing of this statement on Schedule 13D nor any of its contents shall be deemed to constitute an admission by Arnold L. Oronsky (a General Partner of InterWest Management Partners V, LP and a Managing Director of InterWest Management Partners VI, LLC) that it is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed.

                                       15.

=========== ========================================================================================================================
    1       NAME OF REPORTING PERSONS

            Wallace Hawley (a General Partner of InterWest Partners V, LP and InterWest Investors V)

            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


----------- ------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                     (a)      [ ]
                     (b)      [X]
----------- ------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS

            OO
----------- ------------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  [ ]
----------- ------------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------- ---------- ---------------------------------------------------------------------------------------
           NUMBER OF                  7      SOLE VOTING POWER                   0
             SHARES
          BENEFICIALLY
            OWNED BY
           REPORTING
             PERSON
              WITH
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      8      SHARED VOTING POWER                 622,982
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      9      SOLE DISPOSITIVE POWER              0
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                     10      SHARED DISPOSITIVE POWER            622,982
----------- ------------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            622,982
----------- ------------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:    [ ]
----------- ------------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.5%
----------- ------------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON

            IN
=========== ========================================================================================================================

Neither the filing of this statement on Schedule 13D nor any of its contents shall be deemed to constitute an admission by Wallace Hawley (a General Partner of InterWest Partners V, LP and InterWest Investors V) that it is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed.

                                      16.

ITEM 1.  SECURITY AND ISSUER

This statement on Schedule 13D relates to the Common Stock (the "Common Stock") of BioTransplant Inc., a Delaware corporation ("BioTransplant"). The principal executive offices of BioTransplant are located at Building 75, Third Avenue, Building 96 13th Street, Charleston, MA 02129.

ITEM 2.  IDENTITY AND BACKGROUND

             (a)-(b) The undersigned  hereby file this Schedule 13D Statement on behalf of InterWest Partners V, LP ("IW5"), InterWest Partners VI, LP ("IW6"), InterWest Investors V ("II5"), InterWest Investors VI, LP ("II6"), InterWest Management Partners V, LP ("IMP5"), InterWest Management Partners VI, LLC, ("IMP6"), Harvey B. Cash ("HBC"), Alan W. Crites ("AWC"), Philip T. Gianos ("PTG"), W. Scott Hedrick ("WSH"), W. Stephen Holmes III ("SH"), Robert R. Momsen ("RRM"), Arnold L. Oronsky ("ALO") Gilbert H. Kliman ("GHK"), and Wallace Hawley ("WRH"). IW5, IW6, II5 and II6 are venture capital funds. IMP5 is the general partner of IW5. IMP6 is the general partner of IW6 and II6. HBC is a special limited partner of IMP5 and a managing director of IMP6. AWC, PTG, WSH, SH, RRM and ALO are general partners of IMP5 and managing directors of IMP6. GHK is a venture partner of IMP6. WRH is a general partner of IW5 and II5. AWC, WSH, SH and RRM are also general partners of II5. The address of the principal office for each of the above is 3000 Sand Hill Road, Building 3, Suite 255, Menlo Park, CA 94025.

             (c) Each of HBC, AWC, PTG, WSH, SH, GHK, RRM, ALO and WRH is a venture capitalist.

             (d)-(e) Not applicable.

             (f) All of the individuals named in Schedule I to this Schedule 13D are citizens of the United States.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

Under the terms of the Agreement and Plan of Merger entered into by and between BioTransplant and Eligix, Inc. ("Eligix"), BioTransplant plans to issue 6.6 million shares of its Common Stock to the Eligix holders in exchange for all the outstanding Eligix shares. The persons filing this statement exchanged their shares of Eligix for the shares of BioTransplant described in this statement.

ITEM 4.  PURPOSE OF TRANSACTION

As noted in Item 3 above, the Common Stock was issued in exchange for shares of Eligix held by the persons filing this statement.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

=================================== ===================== ======================= ====================== =====================
                                            IW5                    IW6                     II5                   II6
----------------------------------- --------------------- ----------------------- ---------------------- ---------------------
Beneficial Ownership                       619,091                577,679                  3,891                18,111
----------------------------------- --------------------- ----------------------- ---------------------- ---------------------
Percentage of Class                           3.5%                   3.3%                      *                     *
----------------------------------- --------------------- ----------------------- ---------------------- ---------------------
Sole Voting Power                          619,091                577,679                  3,891                18,111
----------------------------------- --------------------- ----------------------- ---------------------- ---------------------
Shared Voting Power                              0                      0                      0                     0
----------------------------------- --------------------- ----------------------- ---------------------- ---------------------
Sole Dispositive Power                     619,091                577,679                  3,891                18,111
----------------------------------- --------------------- ----------------------- ---------------------- ---------------------
Shared Dispositive Power                         0                      0                      0                     0
=================================== ===================== ======================= ====================== =====================


=================================== ===================== ======================= ====================== =====================
                                            IMP5                   IMP6                    HBC                   AWC
----------------------------------- --------------------- ----------------------- ---------------------- ---------------------
Beneficial Ownership                       619,091                595,790                595,790             1,218,772
----------------------------------- --------------------- ----------------------- ---------------------- ---------------------
Percentage of Class                           3.5%                   3.4%                   3.4%                  6.9%
----------------------------------- --------------------- ----------------------- ---------------------- ---------------------
Sole Voting Power                          619,091                595,790                      0                     0
----------------------------------- --------------------- ----------------------- ---------------------- ---------------------
Shared Voting Power                              0                      0                595,790             1,218,772
----------------------------------- --------------------- ----------------------- ---------------------- ---------------------
Sole Dispositive Power                     619,091                595,790                      0                     0
----------------------------------- --------------------- ----------------------- ---------------------- ---------------------
Shared Dispositive Power                         0                      0                595,790             1,218,772
=================================== ===================== ======================= ====================== =====================


* less than 1%

                                      17.


=================================== ===================== ======================= ====================== =====================
                                            PTG                    WSH                     SH                    GHK
----------------------------------- --------------------- ----------------------- ---------------------- ---------------------
Beneficial Ownership                     1,214,881              1,218,772              1,218,772               595,790
----------------------------------- --------------------- ----------------------- ---------------------- ---------------------
Percentage of Class                           6.9%                   6.9%                   6.9%                  3.4%
----------------------------------- --------------------- ----------------------- ---------------------- ---------------------
Sole Voting Power                                0                      0                      0                     0
----------------------------------- --------------------- ----------------------- ---------------------- ---------------------
Shared Voting Power                      1,214,881              1,218,772              1,218,772               595,790
----------------------------------- --------------------- ----------------------- ---------------------- ---------------------
Sole Dispositive Power                           0                      0                      0                     0
----------------------------------- --------------------- ----------------------- ---------------------- ---------------------
Shared Dispositive Power                 1,214,881              1,218,772              1,218,772               595,790
=================================== ===================== ======================= ====================== =====================


=================================== ====================== ===================== =====================
                                             RRM                   ALO                   WRH
----------------------------------- ---------------------- --------------------- ---------------------
Beneficial Ownership                     1,218,772             1,214,881               622,982
----------------------------------- ---------------------- --------------------- ---------------------
Percentage of Class                           6.9%                  6.9%                  3.5%
----------------------------------- ---------------------- --------------------- ---------------------
Sole Voting Power                                0                     0                     0
----------------------------------- ---------------------- --------------------- ---------------------
Shared Voting Power                      1,218,772             1,214,881               622,982
----------------------------------- ---------------------- --------------------- ---------------------
Sole Dispositive Power                           0                     0                     0
----------------------------------- ---------------------- --------------------- ---------------------
Shared Dispositive Power                 1,218,772             1,214,881               622,982
=================================== ====================== ===================== =====================

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

Other than as described in Item 4 or Item 5 above, to InterWest's knowledge, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among the persons named in Item 2 and between such persons and any person with respect to any securities of BioTransplant, including but not limited to transfer or voting of any of the securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

Joint Filing Statement attached as Exhibit A.


                                      18.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  May 24, 2001

INTERWEST PARTNERS V, LP                        INTERWEST PARTNERS VI, LP

By: InterWest Management Partners V, LP         By:  InterWest Management Partners VI, LLC
    its General Partner                              its General Partner

By:                                             By:
    --------------------------------                 --------------------------------
    General Partner                                  Managing Director

INTERWEST INVESTORS V                           INTERWEST INVESTORS VI, LP

                                                By:  InterWest Management Partners VI, LLC
                                                     its General Partner
By:
    --------------------------------
    General Partner                             By:
                                                     --------------------------------
                                                     Managing Director

INTERWEST MANAGEMENT PARTNERS V, LP             INTERWEST MANAGEMENT PARTNERS VI, LLC

By:                                             By:
    --------------------------------                 --------------------------------
             General Partner                         Managing Director

HARVEY B. CASH                                  W. STEPHEN HOLMES

-------------------------                       -------------------------
ALAN W. CRITES                                  GILBERT H. KLIMAN

-------------------------                       -------------------------
PHILIP T. GIANOS                                ROBERT R. MOMSEN

-------------------------                       -------------------------
W. SCOTT HEDRICK                                ARNOLD L. ORONSKY

-------------------------                       -------------------------
WALLACE HAWLEY

-------------------------

                                      19.

EXHIBIT A

                             Joint Filing Statement

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13D is filed on behalf of each of us.


INTERWEST PARTNERS V, LP                             INTERWEST PARTNERS VI, LP

By: InterWest Management Partners V, LP         By:  InterWest Management Partners VI, LLC
    its General Partner                              its General Partner

By:                                             By:
    --------------------------------                 --------------------------------
    General Partner                                  Managing Director

INTERWEST INVESTORS V                           INTERWEST INVESTORS VI, LP

                                                By:  InterWest Management Partners VI, LLC
                                                     its General Partner
By:
    --------------------------------
    General Partner                             By:
                                                     --------------------------------
                                                     Managing Director

INTERWEST MANAGEMENT PARTNERS V, LP             INTERWEST MANAGEMENT PARTNERS VI, LLC

By:                                             By:
    --------------------------------                 --------------------------------
    General Partner                                  Managing Director

HARVEY B. CASH                                  W. STEPHEN HOLMES

-------------------------                       -------------------------
ALAN W. CRITES                                  GILBERT H. KLIMAN

-------------------------                       -------------------------
PHILIP T. GIANOS                                ROBERT R. MOMSEN

-------------------------                       -------------------------
W. SCOTT HEDRICK                                ARNOLD L. ORONSKY

-------------------------                       -------------------------
WALLACE HAWLEY

-------------------------


                                      20.